UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):                June 8, 2007
InfraSource Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32164	03-0523754

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Sixth Street, Suite 300 Media, Pennsylvania	19063

(Address of principal executive offices)	(Zip Code)
(610) 480-8000

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events
     On June 8, 2007, David Helwig, the Chief Executive Officer, President and Chairman of the Board of InfraSource Services, Inc. (the “Company”), entered into a stock trading plan intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Plan”). Under the terms of the Plan, Mr. Helwig will sell up to 164,073 shares of Company Common Stock, which, upon completion of the proposed acquisition of the Company by Quanta Services, Inc. (“Quanta”), will convert into approximately 200,661 shares of common stock of Quanta. The shares covered by the Plan include shares held directly by Mr. Helwig and shares held by DRHCLH Partnership, L.P., of which Mr. Helwig is the sole general partner. Shares will be sold under the Plan at or above specified market prices during specified time periods. The Plan, unless earlier terminated in accordance with its terms, will generally remain effective until the first anniversary of the first trade made pursuant to the Plan. Mr. Helwig will become a member of Quanta’s Board of Directors following the completion of the acquisition. Transactions under the Plan will be disclosed publicly though appropriate filings with the Securities and Exchange Commission.
Important Information for Investors and Stockholders
In connection with the proposed acquisition of InfraSource by Quanta, Quanta filed a joint proxy statement/prospectus with the Securities and Exchange Commission (the “SEC”) on April 20, 2007. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by InfraSource at the SEC website, http://www.sec.gov.
InfraSource and certain executive officers and other members of its management may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed acquisition. Information concerning the interests of InfraSource’s participants in the solicitation, which may be different than those of InfraSource stockholders generally, is set forth in the proxy statement/prospectus relating to the acquisition.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFRASOURCE SERVICES, INC. (Registrant)
	By:	/s/ Deborah C. Lofton
Date: June 11, 2007		Name:	Deborah C. Lofton
		Title:	Senior Vice President, General Counsel and Secretary